UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2006

GOLDEN PHOENIX MINERALS, INC.

(Exact name of registrant as specified in its charter)

Minnesota (State or Other Jurisdiction of Incorporation)	0-22905 (Commission File Number)	41-1878178 (IRS Employer Identification No.)

1675 East Prater Way, #102 Sparks, Nevada (Address of Principal Executive Offices)	89434 (Zip Code)

(775) 853-4919

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 4a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – BUSINESS AND OPERATIONS

Item 1.01	Entry into a Material Definitive Agreement

TERMINATION AGREEMENT WITH INTERNATIONAL ENEXCO LTD.

On June 27, 2006, Golden Phoenix Minerals, Inc., a Minnesota corporation (the “Company”) entered into a Termination Agreement with International Enexco Ltd., a British Columbia corporation (“Enexco”). On January 28, 1998, the Company and Enexco entered into the Contact Property Letter Agreement, Elko, County, Nevada (the “Letter Agreement”). Pursuant to the terms of the Letter Agreement, the Company could earn a 60% interest in the Contact Property by (i) expending $2,600,000 for exploration and development work on the Contact Property and (ii) making certain cash payments to Enexco. On December 23, 2004, the Company gave thirty (30) days written notice to Enexco in order to terminate the Letter Agreement and withdraw from the Contact Property effective as of January 22, 2005.

The Termination Agreement between the Company and Enexco dated June 27, 2006, affirms that (i) the Letter Agreement was terminated with an effective date of January 22, 2005; (ii) the Company releases any claim of further right, title or interest in the Contact Property; (iii) Enexco releases the Company from any and all claims, demands, or liabilities arising from the Company’s activities on the Contact Property. In connection with the termination of the Letter Agreement, the Company has caused to be delivered a Quitclaim Deed to Enexco dated February 25, 2005 relinquishing the Company’s interest in the Contact Property.

SALE OF SIX UNPATENTED MINING CLAIMS TO INTERNATIONAL ENEXCO LTD.

On June 27, 2006, the Company executed a Quitclaim Deed conveying its interest in and to the six unpatented mining claims at the Contact Property known as the “Red Metal” Claims to Enexco in exchange for 100,000 shares of Enexco.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Exhibit Description

10.1	Termination Agreement
10.2	Quitclaim Deed
99.1	Press Release entitled “Golden Phoenix Removes $2.4 Million in Debt From Balance Sheet; Sells Six Claims at Contact Mine” dated July 7, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLDEN PHOENIX MINERALS, INC.,
a Minnesota corporation

Dated:	July 3, 2006	By: /s/ David A. Caldwell
David A. Caldwell, President